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                                                                EXHIBIT 99.10(a)

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 25 to Registration Statement No. 33-68310 on Form N-1A of our report dated November 21, 2006 relating to the financial statements and financial highlights of MFS Union Standard Equity Fund, appearing in the Annual Report on Form N-CSR of MFS Series Trust XI for the year ended September 30, 2006, and to the references to us under the headings "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm and Financial Statements" in the Statement of Additional Information, each of which are part of such Registration Statement.


DELOITTE & TOUCHE LLP
--------------------------------
Deloitte & Touche LLP


Boston, Massachusetts
November 24, 2006